FORM 3

                    UNITED STATES
         SECURITIES AND EXCHANGE COMMISSION          _____________________
                WASHINGTON, D.C.  20549             |    OMB APPROVAL     |
                                                    |---------------------|
                 INITIAL STATEMENT OF               |OMB NUMBER: 3235-0104|
          BENEFICIAL OWNERSHIP OF SECURITIES        |EXPIRES:             |
                                                    |   SEPTEMBER 30, 1998|
      Filed pursuant to Section 16(a) of the        |ESTIMATED AVERAGE    |
        Securities Exchange Act of 1934,            |BURDEN HOURS         |
       Section 17(a) of the Public Utility          |PER RESPONSE..... 0.5|
         Holding Company Act of 1935                |_____________________|
      or Section 30(f) of the Investment
             Company Act of 1940
---------------------------------------------------------------------------
1.  Name and Address of Reporting Person
      Du Pont Energy Company (an indirect wholly owned subsidiary of
      E.I. du Pont de Nemours and Company)
     ----------------------------------------------------------------------
       (Last)                      (First)                    (Middle)
      1001 Market Street
    -----------------------------------------------------------------------
                                  (Street)
      Wilmington                  Delaware                      19898
    -----------------------------------------------------------------------
       (City)                      (State)                      (Zip)

---------------------------------------------------------------------------
2.  Date of Event Requiring Statement (Month/Day/Year)
    10/21/98
---------------------------------------------------------------------------
3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary) 51-027-3985
---------------------------------------------------------------------------
4.  Issuer Name and Ticker or Trading Symbol
    Conoco Inc. - "COC"
---------------------------------------------------------------------------
5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    (  ) Director
    ( x) 10% Owner
    (  ) Officer (give title below)
    (  ) Other (specify title below)
     -------------------------------------
---------------------------------------------------------------------------
6.  If Amendment, Date of Original (Month/Day/Year)

---------------------------------------------------------------------------
7.  Individual or Joint/Group Filing (Check Applicable Line)
     _x__ Form filed by One Reporting Person
     ___  Form filed by More than One Reporting Person

===========================================================================


TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
---------------------------------------------------------------------------
|1. Title of Security|2. Amount of   |3. Ownership   |4. Nature of        |
|   (Instr. 4)       |   Securities  |   Form: Direct|   Indirect         |
|                    |   Beneficially|   (D) or      |   Beneficial       |
|                    |   Owned       |   Indirect (I)|   Ownership        |
|                    |   (Instr. 4)  |   (Instr. 5)  |   (Instr. 5)       |
|--------------------|---------------|---------------|--------------------|

[TYPE ENTRIES HERE]




===========================================================================
TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
          (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
---------------------------------------------------------------------------
1. Title of Derivative Security (Instr. 4)
   Class B Common Stock
---------------------------------------------------------------------------
2. Date Exercisable and Expiration Date (Month/Day/Year)
               **                                             **
         Date Exercisable                            Expiration Date
---------------------------------------------------------------------------
3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)
      Class A Common Stock                        436,543,573
             Title                          Amount or Number of Shares
---------------------------------------------------------------------------
4. Conversion or Exercise Price of Derivative Security
   **
---------------------------------------------------------------------------
5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)
   (Instr. 5)
   Direct
---------------------------------------------------------------------------
6. Nature of Indirect Beneficial Ownership (Instr. 5)


===========================================================================

   EXPLANATION OF RESPONSES:

** Each share of Class B Common Stock of Conoco Inc. is convertible into one share of Class A Common Stock (i)while held by E.I. du Pont de Nemours and Company or any of its subsidiaries at the option of the holder thereof and (ii) upon certain automatic conversion events.

      DU PONT ENERGY COMPANY

      /s/ Susan Stalnecker                              10/21/98
    _______________________________                  _______________
   Name:   Susan Stalnecker                               Date
   Title:  Vice President and Treasurer

**  SIGNATURE OF REPORTING PERSON


-----------------------------


   ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.
===========================================================================